EXHIBIT 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S
ACKNOWLEDGEMENT LETTER

April 25, 2012

To the Board of Directors and Shareholders
of Helix Energy Solutions Group, Inc.

We are aware of the incorporation by reference in Registration Statement Forms S-3 (Nos. 333-179937,333-10345 and 333-125276) and Forms S-8 (Nos. 333-126248, 333-58817, 333-50289 and 333-50205) of Helix Energy Solutions Group, Inc. of our report dated April 25, 2012 relating to the unaudited condensed consolidated interim financial statements of Helix Energy Solutions Group, Inc. and subsidiaries that is included in its Form 10-Q for the quarter ended March 31, 2012.

Very truly yours,

                /s/ ERNST & YOUNG LLP

Houston, Texas